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                                                                      EXHIBIT 21


                           SUBSIDIARIES OF REGISTRANT

The following entities are wholly-owned subsidiaries of the Registrant:

1.    Newgen Dealer Pricing Center, Inc., a California corporation;

2.    Newgen Results Canada, Ltd., a company organized under the laws of Quebec;

3.    Newgen Management Services, Inc., a Delaware corporation;

4.    Carabunga.com, Inc., a Delaware corporation;

5.    NGR Acquisition Corp., a Delaware corporation; and

6.    Computer Care, a New York general partnership.